Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Annaly Capital Management, Inc. for the registration of 100,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 13, 2020, with respect to the consolidated financial statements of Annaly Capital Management, Inc., and the effectiveness of internal control over financial reporting of Annaly Capital Management, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 11, 2020